Exhibit 10.6

EXPENSE REIMBURSEMENT AGREEMENT

This Expense Reimbursement Agreement (“Agreement”) is made as of July 17, 2020 (“Effective Date”) by and between Majesco, a California corporation, on behalf of itself and its affiliates with offices located at 412 Mt. Kemble Avenue, Suite 110C, Morristown, NJ 07960, (collectively “Majesco”), and Prateek Kumar Solanki (referred to throughout this Agreement as “Employee”).

WITNESSETH:

WHEREAS, Company has an expense policy outlined in the “Addendum For The Company’s Expense Policy” attached to the Majesco Employee Handbook (“Expense Policy”);

WHEREAS, Employee did not submit claims for past expenses within the ninety (90) day timeframe outlined by the Expense Policy;

WHEREAS, the parties have agreed to resolve these outstanding expenses on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the terms of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	On the Company’s next regularly-scheduled payroll date following the Effective Date, Company shall pay Employee the amount of $100,000 as a one (1) time payment in full and final reimbursement of all past expenses incurred by Employee prior to August 31, 2019.

2.	Employee releases and gives up any and all claims, causes of actions, suits, debts, dues, sums of money, bills, contracts, controversies, agreements, promises, obligations, damages, liabilities, judgments, and demands whatsoever, at law or in equity, which against Company Employee ever had, now has, or can, shall or may have, by reason of any matter, cause or thing from the beginning of the world to the date of this Agreement related to reimbursement of expenses incurred by Employee prior to August 31, 2019. Employee releases all claims, including those of which Employee is not aware and those not mentioned in this Agreement.

Employee intends that this Agreement shall discharge Company to the maximum extent permitted by law.

3.	Employee agrees to adhere by the Expense Policy without exception to the ninety (90) day timeframe effective as of July 1, 2020.

4.	This Agreement shall be governed in accordance with the laws of the State of New Jersey without regard to its conflicts of law principles.

5.	This Agreement may not be changed, modified or otherwise amended orally.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Prateek Kumar Solanki		Majesco

By:	/s/ Prateek Kumar	By:	/s/ Bithindra Bhattacharya
	Name: Prateek Kumar		Name: Bithindra Bhattacharya
	Date: 7/18/2020		Date: 7/18/2020